Exhibit 10.27

As of March 16, 2011

CVCI Intcomex Investment LP

C/o Citigroup Venture Capital International,

a unit of Citigroup Alternative Investments

399 Park Avenue, 14th floor

New York, New York 10022

Attention: Juan Pablo Pallordet / Enrique Bascur

Intcomex, Inc.

3505 NW 107th Avenue

Miami, FL 33178

Attention: Russell Olson

Ladies and Gentlemen:

1. Reference is made to (a) the Stock Purchase Agreement (the “Agreement”) dated August 27, 2004, by and among Co-Investment LLC VII (Intcomex) (as assignee of Court Square Capital, Ltd.), whose interests were succeeded to by CVCI Intcomex Investment LP (“CVC”), the Sellers party thereto and Intcomex, Inc. (the “Company” ) and (b) the Indemnity Letter Agreement (the “Indemnity Letter”) dated as of June 29, 2007, by and among CVC, Michael Shalom and Anthony Shalom (the “Shalom Sellers”). Capitalized terms not otherwise defined herein shall have the meanings specified in the Agreement.

2. As a result of a tax audit of the Company’s Uruguayan subsidiary TGM, S.A. (“TGM”) for the period 2002 through 2006 initiated in October of 2006 by Uruguay’s tax authority, the Dirección General Impositiva (“DGI”), TGM entered into settlement agreements with DGI and the Uruguayan customs authorities and made settlement payments and other contributions in kind in the total amount of $3,970,680.10.

3. The Shalom Sellers, as Main Sellers, indemnified CVC under Section 9.3 of the Agreement for breach of the representations and warranties contained in Section 3.11 of the Agreement in the amount of $3,029,897.22 (the “Paid Amount”), which was paid to the Company, as provided in the Indemnity Letter.

4. The Shalom Sellers and CVC agree that the Paid Amount exceeds the amount of indemnity required to be paid by the Main Sellers under Section 9.3 of the Agreement by $926,670.08 (the “Reimbursement Amount”) and CVC and the Shalom Sellers hereby consent to the return by the Company to the Shalom Sellers of the Reimbursement Amount.

5. The Company hereby agrees to pay to the Shalom Sellers an amount in cash equal to the Reimbursement Amount at the earlier of (i) such time that such payment is not prohibited by any agreement by which the Company or any of its subsidiaries is bound, and (ii) a Change of

Control (as defined in the Company’s Fourth Amended and Restated Shareholders Agreement) other than a Change of Control as a result of an IPO (as defined in the Company’s Fourth Amended and Restated Shareholders Agreement); provided, however, that in no event shall the Company be required to make such payment if it would result in a breach of any material agreement by which the Company or any of its subsidiaries is bound.

6. The provisions of Section 10.12 and 10.13 of the Agreement shall apply to this letter agreement mutatis mutandis.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter agreement.

[Signature Page to Follow]

Sincerely,

/s/ Michael Shalom
Michael Shalom, Main Seller

/s/ Anthony Shalom
Anthony Shalom, Main Seller

Accepted and agreed:

INTCOMEX, INC.

By:	/s/ Russell A. Olson
Name: Russell A. Olson
Title: Chief Financial Officer

CVCI INTCOMEX INVESTMENT LP

By:
Name:
Title:

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